Exhibit 5.2

EATON CORPORATION
1000 Eaton Blvd.
Cleveland, Ohio 44122
The United States

March 10, 2026
Boards of Directors or Managers
of the Obligors (as defined below)

Ladies and Gentlemen:

As Counsel, Vice President and Assistant Secretary of Eaton Corporation, an Ohio corporation, and Vice President and Secretary of Eaton Aeroquip LLC, an Ohio limited liability company, and Eaton Leasing Corporation, an Ohio corporation (together, the “Opinion Parties”), I, or attorneys who I supervise, have acted and am furnishing this opinion in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) of (i) a registration statement on Form S-3ASR (File No. 333-281174) on August 1, 2024 (the “Registration Statement”), (ii) a Prospectus, dated August 1, 2024, forming part of the Registration Statement (the “Base Prospectus”), and (iii) a prospectus supplement, dated March 5, 2026, filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale by Eaton Capital Unlimited Company, an Irish public unlimited company (the “Issuer”) of €600,000,000 in aggregate principal amount of the Issuer’s 3.550% Notes due 2034 (the “2034 Notes”), and €600,000,000 in aggregate principal amount of the Issuer’s 4.000% Notes due 2038 (the “2038 Notes”, and together with the 2034 Notes, the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the guarantors party thereto. The Notes are being issued pursuant to an indenture, dated as of May 9, 2025 (the “Base Indenture”), among the Issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the fourth supplemental indenture, dated as of the date hereof,  among the Issuer, the guarantors party thereto and the Trustee (the Base Indenture, as so supplemented, the “Indenture”). In connection with the issuance and sale of the Notes, the Issuer, the guarantors party thereto and Barclays Bank PLC, BofA Securities Europe SA, Citigroup Global Markets Limited, J.P. Morgan Securities plc and Morgan Stanley & Co. International plc, as representatives of the several underwriters named therein (collectively, the “Underwriters”), entered into an Underwriting Agreement, dated March 5, 2026 (the “Underwriting Agreement”), attached to the Terms Agreement, dated March 5, 2026 (together with the Underwriting Agreement, the “Terms Agreement”).

I have examined such corporate records of the Opinion Parties and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, having regard for such legal considerations as I have deemed relevant, I am of the opinion that, under the laws of the state of Ohio:

1.
Each Opinion Party is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of Ohio and has all requisite corporate or limited liability company power, as applicable, to execute and deliver, and to perform its obligations under, the Indenture, the Notes and the Guarantees (collectively, the “Transaction Documents”) to which it is a party.

2.	The Indenture has been duly authorized, executed and delivered by each Opinion Party.

3.	The Guarantees have been duly authorized, executed and delivered by each Opinion Party.

I am a member of the Bar of the State of Ohio and do not purport to be an expert on, or to express any opinion herein concerning, any laws other than the laws of the State of Ohio and the federal laws of the United States. Accordingly, I do not express any opinion as to the laws of any other jurisdiction. The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

The opinions are subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (whether applied by a court in equity or at law), including, without limitation, (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (y) concepts of materiality, mutuality, reasonableness, good faith and fair dealing in the performance and enforcement of contracts.

In making my examination of documents executed by parties other than the Opinion Parties, I have assumed (i) that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof in accordance with their respective terms and (iii) that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

The opinions expressed above are as of the date hereof only, and I express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which I learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. I assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

I hereby consent to the use of this opinion as an exhibit to the Form 8-K that shall be incorporated by reference into the Registration Statement and to the use of my name under the heading “Legal Opinions” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do I thereby admit that I am an expert with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinions set forth in this letter are effective as of the date hereof, and I express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which I learn, subsequent to the date of this opinion.

Very truly yours,

/s/ Lisa Sutton

Lisa Sutton, Vice President and Assistant Secretary of Eaton Corporation and Vice President and Secretary of Eaton Aeroquip LLC and Eaton Leasing Corporation